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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                               METROCALL, INC.
- --------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 591647 10 2
                      ---------------------------------
                                (CUSIP Number)

 William L. Collins, III, Metrocall, Inc., 6677 Richmond Highway, Alexandria,
                        Virginia 22306, (703) 660-9343
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 June 5, 1995
                      ---------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 591647 10 2                                                               Page    2    of    45   Pages
          -----------                                                                    -------   ---------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       C.G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED
       8/28/68 FOR: JULIET LEA HILLMAN ("TRUST FOR JULIET LEA HILLMAN")
       25-6094898
- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- ----------------------------------------------------------------------------------------------------------------------------
                         7      SOLE VOTING POWER
                                         14,130
       NUMBER OF
        SHARES        ------------------------------------------------------------------------------------------------------
     BENEFICIALLY        8      SHARED VOTING POWER
       OWNED BY
         EACH         ------------------------------------------------------------------------------------------------------
       REPORTING         9      SOLE DISPOSITIVE POWER
        PERSON                           14,130
         WITH
                      ------------------------------------------------------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               14,130

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .1%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       OO
- ----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 591647 10 2                                                               Page    3    of    45   Pages
          -----------                                                                    -------   ---------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       C.G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED
       8/28/68 FOR:  AUDREY HILLIARD HILLMAN ("TRUST FOR AUDREY HILLIARD HILLMAN")
       25-6094896
- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- ----------------------------------------------------------------------------------------------------------------------------
                         7      SOLE VOTING POWER
       NUMBER OF                         14,130
        SHARES
     BENEFICIALLY     ------------------------------------------------------------------------------------------------------
       OWNED BY          8      SHARED VOTING POWER
         EACH
       REPORTING      ------------------------------------------------------------------------------------------------------
        PERSON           9      SOLE DISPOSITIVE POWER
         WITH
                                         14,130

                      ------------------------------------------------------------------------------------------------------
                         10     SHARED DISPOSITIVE POWER


- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               14,130

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .1%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       OO
- ----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    4    of    45   Pages
           -----------                                                                    -------   ---------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       C.G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED
       8/28/68 FOR:  HENRY LEA HILLMAN, JR. ("TRUST FOR HENRY LEA HILLMAN, JR.")
       25-6094897
- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                         14,130
       NUMBER OF
        SHARES         -----------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING       -----------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                         14,130

                       -----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                14,130

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .1%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       OO
- ----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    5    of    45     Pages
           -----------                                                                    -------   ---------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       C.G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED
       8/28/68 FOR:  WILLIAM TALBOTT HILLMAN ("TRUST FOR WILLIAM TALBOTT HILLMAN")
       25-6094899
- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                         14,130
       NUMBER OF
        SHARES         -----------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING       -----------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                         14,130

                       -----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                14,130

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .1%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       OO
- ----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    6    of    45     Pages
           -----------                                                                    -------   ---------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND C.G. GREFENSTETTE,
       TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985 ("HENRY L. HILLMAN TRUST")
       18-2145466
- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                        42,391
       NUMBER OF
       SHARES          -----------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                        1,196,576
       REPORTING
        PERSON         -----------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER
                                        42,391

                       -----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                     1,196,576

- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,196,576**

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                8.2%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       OO
- ----------------------------------------------------------------------------------------------------------------------------

** Includes 1,154,185 shares held of record by Wilmington Securites, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    7    of    45   Pages
           -----------                                                                    -------   ---------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WILMINGTON SECURITIES, INC.                                                  51-0114700


- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /


- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                       1,154,185
       NUMBER OF
        SHARES         -----------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH          -----------------------------------------------------------------------------------------------------
       REPORTING          9      SOLE DISPOSITIVE POWER
        PERSON
         WITH                          1,154,185

                       -----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,154,185

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 7.9%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
- ----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    8    of    45   Pages
           -----------                                                                    -------   ---------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       C. G. GREFENSTETTE, AS TRUSTEE FOR VARIOUS TRUSTS

- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER

       NUMBER OF
        SHARES         -----------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                             1,253,096
       REPORTING
        PERSON         -----------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER



                       -----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                          1,253,096

- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,253,096**

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                8.6%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       IN
- ----------------------------------------------------------------------------------------------------------------------------

**Shares are held of record by Wilmington Securities, Inc., Henry L. Hillman Trust, Juliet Lea Hillman Trust, Henry Lea Hillman, Jr. Trust, William Talbott Hillman Trust, and Audrey Hilliard Hillman Trust.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    9    of    45   Pages
           -----------                                                                    -------   ---------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       THOMAS G. BIGLEY, AS TRUSTEE FOR VARIOUS TRUSTS


- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER

       NUMBER OF       -----------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                           56,520
         EACH
       REPORTING       -----------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH


                       -----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                          56,520

- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                56,520**

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .4%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       IN
- ----------------------------------------------------------------------------------------------------------------------------

**Shares are held of record by Juliet Lea Hillman Trust, Henry Lea Hillman, Jr. Trust, William Talbott Hillman Trust, and Audrey Hilliard Hillman Trust.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    10    of   45    Pages
           -----------                                                                    -------   ----------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HENRY L. HILLMAN, A Trustee for the Henry L. Hillman Trust

- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /

- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER

       NUMBER OF
        SHARES         -----------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                             1,196,576
       REPORTING
        PERSON         -----------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER


                       -----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                          1,196,576

- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,196,576**

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                8.2%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- ----------------------------------------------------------------------------------------------------------------------------

**Shares are held of record by Henry L. Hillman Trust (42,391) and Wilmington Securities, Inc. (1,154,185).

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    11    of   45    Pages
           -----------                                                                    -------   ----------
- ----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ELSIE HILLIARD HILLMAN, A Trustee for the Henry L. Hillman Trust


- ----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                             (a) /x/
                                                                                                                     (b) / /

- ----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- ----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /

- ----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER


       NUMBER OF       -----------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                           1,196,576
         EACH
       REPORTING       -----------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH

                       -----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                          1,196,576

- ----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,196,576**

- ----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                8.2%

- ----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

        IN
- ----------------------------------------------------------------------------------------------------------------------------

**Shares are held by record by Henry L. Hillman Trust (42,391) and Wilmington Securities, Inc. (1,154,185).
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    12    of   45    Pages
           -----------                                                                    -------   ----------
- ---------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       VENHILL LIMITED PARTNERSHIP                                                       06-1122487


- ---------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                            (a) /x/
                                                                                                                    (b) / /

- ---------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- ---------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- ---------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                               / /


- ---------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
- ---------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          42,391

       NUMBER OF       ----------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING       ----------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          42,391

                       ----------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- ---------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                42,391

- ---------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- ---------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .3%

- ---------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
- ---------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    13    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WILLIAM L. COLLINS, III


- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- ----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          379,361

       NUMBER OF      -------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                            38,110
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          379,361

                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                           38,110

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                417,471**

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                2.9%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       IN
- -----------------------------------------------------------------------------------------------------------------------------

**Includes 36,595 shares held by USAT, Inc. and 1,515 shares held by Collins & Clarke FirstPAGE Investment Partnership, and 11,846 common stock options.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    14    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       FIRST CENTURY PARTNERSHIP III                                                     13-3637409

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

        New York Limited Partnership

- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          101,484
       NUMBER OF
        SHARES         ------------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                                  --
       REPORTING
        PERSON         ------------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER

                                          101,484
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                               --

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                101,484

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .7%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
- -----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    15    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       RUXTON CAPITAL GROUP, INC.                                                    52-1614189

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                            --
       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                           2,341
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                            --
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                          2,341
- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                2,341

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               --

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
- -----------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    16    of   45    Pages
           -----------                                                                    -------   ----------
       NAME OF REPORTING PERSON
- -----------------------------------------------------------------------------------------------------------------------------
1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       USA TELECOMMUNICATIONS, INC.

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Virginia
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER


       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                           36,595
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH

                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                          36,595

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               36,595

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .3%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       CO
- -----------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    17    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       COLLINS & CLARKE FIRST PAGE INVESTMENT PARTNERSHIP                 54-1208708


- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Virginia
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                           1,515
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH

                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                          1,515
- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,515

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     - %

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
- -----------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    18    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       M & P PARTNERS                                                                24-1549484


- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Virginia
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          --
       NUMBER OF
        SHARES         ------------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING
        PERSON         ------------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER

                                          --
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               --

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               --%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
- -----------------------------------------------------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    19    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       AMERICAN INFORMATION & COMMUNICATIONS, INC.                               52-1352092

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Maryland
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          19,853

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          19,853
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               19,853

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .1%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
- -----------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    20    of    45   Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DONALD M. CLARKE                                                         ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                         116,130
       NUMBER OF
        SHARES         ------------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                              38,110
       REPORTING
        PERSON         ------------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER

                                          116,130
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                           38,110

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                154,240

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.1%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

** Includes 1,515 shares held of record by Collins & Clarke FirstPAGE Investment Partnership, and 36,595 shares held of record by USA
Telecommunications, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    21    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       MICHAEL R. FARLEY                                                                   ###-##-####


- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          76,899

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          76,899
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                76,899

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.5%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- ----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    22    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JOHN PATRICK COLLINS                                                       ###-##-####


- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          90,690

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          90,690
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                           --

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                90,690

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .6%
- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    23    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       STEVEN D. JACOBY                                                                 ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          90,712
       NUMBER OF
        SHARES         ------------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                             38,110
       REPORTING
        PERSON         ------------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER

                                          90,712
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                          38,110

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                128,822**

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.9%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

** Includes 36,595 shares held of record by USAT, Inc., 1,515 shares held of record by Collins & Clarke FirstPAGE Investment Partnership, and 9,477 common stock options.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    24    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WAYNE N. SCHELLE                                                                ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          70,215

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                             2,341
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          70,215
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                            2,341

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                72,556**

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.5%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

**  Includes 2,341 shares held of record by Ruxton Capital Group, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    25    of   45    Pages
           -----------                                                                    -------   ----------
- ------------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GARY L. THOMAS                                                               ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          45,215
       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                            2,341
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          45,215
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                           2,341

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                47,556**

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.3%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

**  Includes 2,341 shares held of record by Ruxton Capital Group, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    26    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ALBERT GRIMES                                                           ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          62,215

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                            2,341
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          62,215
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                           2,341

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                64,556**

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.4%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

**  Includes 2,341 shares held of record by Ruxton Capital Group, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    27    of    45   Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WILLIAM L. WELCH, JR.                                                     ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          32,707

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                               --
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          32,707
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                              --

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                32,707 (includes 4,739 common stock options)

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .2%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

        IN
- -----------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    28    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       STEVEN P. PENNINGTON                                                      ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          30,007

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                            1,515
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          30,007
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                           1,515

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                31,522

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .2%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    29    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ROBERT QUARANTA                                                              ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          22,354

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                               --
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          22,354
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                              --

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                22,354

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .2%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    30    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JOSEPH SMITH                                                             ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          2,500
       NUMBER OF
        SHARES         ------------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                                --
       REPORTING
        PERSON         ------------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER

                                          2,500
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                             --

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                2,500

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               -- %

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    31    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       STEVEN C. MARINARO                                                     ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          11,641
       NUMBER OF
        SHARES         ------------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH                                 --
       REPORTING
        PERSON         ------------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER

                                          11,641
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER
                                              --

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                11,641 (includes 1,896 common stock options)


- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .1%


- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    32    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HARRY L. BROCK, JR.

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /


- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          3,157,200

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          3,157,200
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                3,157,200 (includes 76,000 common stock options)

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                            /x/
                Mr. Brock disclaims beneficial ownership of 210,000 shares of common stock (including 10,000 shares of common stock issuable upon the exercise of options) owned by his wife, Suzanne S. Brock

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                21.5%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    33    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       SUZANNE S. BROCK

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          210,000

       NUMBER OF       ------------------------------------------------------------------------------------------------------
        SHARES            8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING       ------------------------------------------------------------------------------------------------------
        PERSON            9      SOLE DISPOSITIVE POWER
         WITH
                                          210,000
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                                      /x/
                200,000 (Includes 10,000 common stock options)

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        Ms.Brock disclaims beneficial ownership of 3,157,200 shares of common stock (including 76,000 shares of stock issuable upon the exercise of options) beneficially owned by her husband, Harry L. Brock, Jr.
- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.4%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    34    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CHRISTOPHER A. KIDD                                                         ###-##-####

- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /


- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /


- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          221,588
       NUMBER OF
        SHARES         ------------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING
        PERSON         ------------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER

                                          221,588
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER


- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                187,000 (Includes 106,588 common stock options)

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.5%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

 CUSIP No. 591647 10 2                                                               Page    35    of   45    Pages
           -----------                                                                    -------   ----------
- -----------------------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       VINCENT D. KELLY                                                      ###-##-####


- -----------------------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) /x/
                                                                                                                      (b) / /

- -----------------------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY

- -----------------------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS*

       OO
- -----------------------------------------------------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                                                                 / /

- -----------------------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
- -----------------------------------------------------------------------------------------------------------------------------
                          7      SOLE VOTING POWER
                                          187,000 (includes 72,000 common stock options)
       NUMBER OF
        SHARES         ------------------------------------------------------------------------------------------------------
     BENEFICIALLY         8      SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING
        PERSON         ------------------------------------------------------------------------------------------------------
         WITH             9      SOLE DISPOSITIVE POWER

                                          187,000
                       ------------------------------------------------------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

- -----------------------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                187,000  (Includes 72,000 common stock options)

- -----------------------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

- -----------------------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.3%

- -----------------------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*
       IN
- -----------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   36      of   45    Pages
                   -----------                                                                    -------  ------------



THIS AMENDMENT NO. 2 AMENDS THE SCHEDULE 13D, FILED COLLECTIVELY BY THE PERSONS NAMED HEREIN (THE "GROUP") WITH THE COMMISSION ON OCTOBER 7, 1994 (THE "SCHEDULE") AND AS AMENDED FEBRUARY 3, 1995, RELATING TO THE COMMON STOCK, PAR VALUE $.01 PER SHARE, OF METROCALL, INC. CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE SCHEDULE, UNLESS OTHERWISE DEFINED HEREIN.

Item 5 is amended as follows:

ITEM 5.  INTEREST IN SECURITIES OF ISSUER.

         As of June 5, 1995, Metrocall had 14,653,322 shares of Common Stock issued and outstanding (adjusted to give effect to an offering of 4,000,000 shares of Common Stock completed September 27, 1995 (the "Offering")). The following is a list of the number of shares of Common Stock beneficially owned and the percentage of the class of such shares of the Issuer's Common Stock that are beneficially owned by (a) each Reporting Person and (b) each person for whom information has been required to be provided pursuant to General Instruction C of Schedule 13D who beneficially owns Common Stock. In the aggregate, as of June 5, 1995, the Reporting Persons beneficially own 6,414,158 shares, or approximately 43.8% of the outstanding Common Stock of the Issuer. As reported in the Schedule 13D dated February 3, 1995 and as of November 29, 1994, the Reporting persons beneficially owned 6,560,770 shares, or approximately 44.8% of the outstanding Common Stock of the Issuer (adjusted to give effect to the Offering discussed above.)

As of January 31, 1996, Metrocall had 14,918,801 shares of Common Stock issued and outstanding. In the aggregate, as of January 31, 1996, the Reporting Persons beneficially own 6,263,709 shares, or approximately 42.0% of the outstanding Common Stock of the Issuer.

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   37      of   45    Pages
                   -----------                                                                    -------     ---------

                                                        AGGREGATE NUMBER       PERCENTAGE OF CLASS
         NAME                                              OF SHARES               OF SHARES
         JLH Trust                                                  14,130           0.1%
         AHH Trust                                                  14,130           0.1%
         HLHJR Trust                                                14,130           0.1%
         WTH Trust                                                  14,130           0.1%
         HLH Trust                                               1,196,576           8.2%
         Wilmington Securities, Inc.                             1,154,185           7.9%
         C.G. Grefenstette                                       1,253,096           8.6%
         Thomas G. Bigley                                           56,520           0.4%
         Henry L. Hillman                                        1,196,576           8.2%
         Elsie Hilliard Hillman                                  1,196,576           8.2%
         Venhill Limited Partnership                                42,391           0.3%
         First Century                                             101,484           0.7%
         Ruxton Capital Group                                        2,341            --
         Collins & Clarke                                            1,515            --
         M & P Partners                                              --               --
         American Information & Communications,                     19,983           0.1%
         Inc.
         William L. Collins, III                                   417,471           2.9%
                                                           (includes 11,846
                                                           common stock options)
         Donald M. Clarke                                          154,240           1.1%

  *Less than .1%.

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   38      of   45    Pages
                   -----------                                                                    -------     ---------




         Michael R. Farley                                          76,899           0.5%
         John Patrick Collins                                       90,690           0.6%
         Steven D. Jacoby                                          128,822           0.9%
                                                   (includes 9,477
                                                   common stock options)
         Wayne N. Schelle                                           72,556           0.5%
         Gary L. Thomas                                             47,556           0.3%
         Albert Grimes                                              64,556           0.4%
         William L. Welch, Jr.                                      32,707           .2%
                                                    (includes 4,739
                                                    common stock options)
         Steven P. Pennington                                       31,522           .2%
         Robert Quaranta                                            22,354           .2%
         Joseph Smith                                                2,500            *
         Steven C. Marinaro                                         11,641           .1%
                                                    (includes 1,896
                                                    common stock options)
         Harry L. Brock, Jr.                                     3,157,200           21.5%
         Suzanne S. Brock                                          210,000           1.4%
         Christopher A. Kidd                                       221,588           1.5%
         Vincent D. Kelly                                          187,000           1.3%

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   39      of    40   Pages
                   -----------                                                                    -------     ---------




         Michael Gill**                                                 --           *
         William L. Collins, Jr.**                                     305           *
         Larry L. Trollinger**                                       6,711           *
         Richard M. Johnston                                           305           *
         USA Telecommunications, Inc.                               36,595           .3%

  *Less than .1%.

**Information provided pursuant to General Instruction C.

         The persons named above have either sole or shared power to vote or to direct the vote, and to dispose or to direct the disposition of, the number of shares set forth next to such person's name, except as was previously disclosed on the Schedule and as follows:

         Wayne N. Schelle, Gary L. Thomas, and Albert Grimes may be deemed to share voting and dispositive power over 2,341 shares of Common Stock held of record by Ruxton Capital Group, Inc.

PARTNERSHIP DISTRIBUTIONS

         On May 18, 1995, M&P Partners distributed all 23,693 shares of Common Stock to its partners: Peter Fiorio, General Partner; Wes McGee, General Partner; and Michael Cutler, General Partner.

         On September 1, 1995, Collins & Clarke FirstPAGE Investment LP distributed all 34,001 shares of Common Stock to its Partners who are also Reporting Persons. The shares were distributed as follows: William L. Collins, III (11,051 shares), Donald M. Clarke (11,050 shares), Steven D. Jacoby (8,500 shares) and Steven P. Pennington (3,400).

OTHER

         Vincent D. Kelly resigned as custodian of the Geoffrey L. Brock Uniform Gift to Minors Act Account in August 1995. 36,400 shares of Common Stock previously reported as beneficially owned by Mr. Kelly as custodian of the account have been excluded herein.

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   40      of    45   Pages
                   -----------                                                                    -------     ---------



Item 5. is further amended for the following transactions which were completed on the Nasdaq Stock Market's National Market during the reporting period:

SALES OF COMMON STOCK:

                                                      PRICE PER
                         REPORTING PERSON               SHARE          DATE        SHARES
- ------------------------------------------------    -------------  ------------- ------------
Vincent D. Kelly                                         $17.50     21 -Feb-95        20,000
Steven D. Jacoby                                         $16.00     8-Mar-95           5,000
Donald M. Clarke                                         $17.00     9-Mar-95           2,000
Donald M. Clarke                                         $17.50     10-Mar-95          2,000
Albert Grimes                                            $16.50     13-Mar-95          5,000
Donald M. Clarke                                         $18.00     15-Mar-95          1,000
Donald M. Clarke                                         $18.00     15-Mar-95          1,000
Christopher A. Kidd                                      $17.50     20-Mar-95         20,000
Donald M. Clarke                                         $17.88     21-Apr-95          1,000
Michael R. Farley                                        $17.81     25-Apr-95          5,000
Joseph Smith                                             $17.00     25-Apr-95          9,228
Donald M. Clarke                                         $18.00     2-May-95           1,000
Michael R. Farley                                        $17.38     3-May-95             687
Donald M. Clarke                                         $18.25     4-May-95           1,000
Donald M. Clarke                                         $17.50     15-May-95          5,687
Joseph Smith                                             $17.88     19-May-95          3,317
Michael R. Farley                                        $17.06     22-May-95         10,000
Christopher A. Kidd                                      $17.92     5-Jun-95          15,000
Vincent D. Kelly                                         $17.92     5-Jun-95          15,000
Donald M. Clarke                                         $18.25     16-Jun-95          1,000
Michael R. Farley                                        $18.94     1-Jul-95           2,000
Donald M. Clarke                                         $18.25     3-Jul-95             200
Donald M. Clarke                                         $18.25     6-Jul-95             700
Donald M. Clarke                                         $18.25     7-Jul-95           1,000
Donald M. Clarke                                         $18.25     10-Jul-95          1,000
Michael R. Farley                                        $18.94     11-Jul-95          5,000
Wayne N. Schelle                                         $20.25     17-Jul-95          2,000
Gary L. Thomas                                           $20.00     20-Jul-95          2,000
Albert Grimes                                            $19.00     21-Jul-95         10,000
William L. Welch, Jr.                                    $18.75     3-Aug-95           2,000
Gary L. Thomas                                           $22.25     8-Aug-95          10,000
Wayne N. Schelle                                         $21.75     16-Aug-95          2,000
First Century Partnership III                            $28.25     26-Sep-95        100,000
Harry L. Brock, Jr.                                      $27.57     28-Sep-95         28,100
Harry L. Brock, Jr.                                      $28.25     29-Sep-95         28,800
Harry L. Brock, Jr.                                      $27.45     12-Oct-95         24,000
Harry L. Brock, Jr.                                      $27.88     17-Oct-95         70,000
Harry L. Brock, Jr.                                      $28.00     18-Oct-95            500
Harry L. Brock, Jr.                                      $27.75     19-Oct-95         58,000
Harry L. Brock, Jr.                                      $27.88     20-Oct-95            200
American Information & Communications, Inc.              $25.00     15-Nov-95            131
Gary L. Thomas                                           $22.31     5-Dec-95          22,000
Albert Grimes                                            $18.25     8-Jan-96           5,000

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   41      of   45    Pages
                   -----------                                                                    -------     ---------

The following additional items increased beneficial ownership of the Reporting Persons during the period:

OPTIONS TO ACQUIRE COMMON STOCK (EXECISED):

                                                    PER SHARE
                                                    EXERCISE          DATE
               REPORTING PERSON                       PRICE         EXERCISED    SHARES
- ----------------------------------------------  ---------------  ------------- -----------
Joseph Smith                                          $1.035         2-May-95      3,317
Michael R. Farley                                     $1.035         20-Jun-95     5,687
Donald M. Clarke                                      $1.035         1-Sep-95      5,687

OPTIONS TO ACQUIRE COMMON STOCK VESTING DURING REPORTING PERIOD (UNEXERCISED):

                                                    PER SHARE
                                                    EXERCISE          DATE
               REPORTING PERSON                       PRICE          VESTED      SHARES
- ----------------------------------------------  ---------------  ------------- -----------
Suzanne S. Brock                                     $19.50          11/8/95      10,000
Christopher A. Kidd                                  $19.50          11/8/95      72,000
Vincent D. Kelly                                     $19.50          11/8/95      72,000
Harry L. Brock, Jr.                                  $19.50          11/8/95      76,000
Christopher A. Kidd                                  $13.00           2/7/96      34,588

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   42      of    45   Pages
                   -----------                                                                    -------     ---------




                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           TRUST FOR JULIET LEA HILLMAN

May 14, 1996                                   By:     /s/ C.G. Grefenstette
- ------------                                           -------------------------------------------------
Date                                                   C.G. Grefenstette, Trustee

May 14, 1996                                   By:     /s/ Thomas G. Bigley
- ------------                                            -------------------------------------------------
Date                                                    Thomas G. Bigley, Trustee

                                           TRUST FOR AUDREY HILLIARD
                                                      HILLMAN

May 14, 1996                                    By:     /s/ C.G. Grefenstette
- ------------                                            -------------------------------------------------
Date                                                    C.G. Grefenstette, Trustee

May 14, 1996                                    By:     /s/ Thomas G. Bigley
- ------------                                            -------------------------------------------------
Date                                                    Thomas G. Bigley, Trustee

                                           TRUST FOR HENRY LEA HILLMAN, JR.

May 14, 1996                                   By:      /s/ C.G. Grefenstette
- ------------                                            -------------------------------------------------
Date                                                    C.G. Grefenstette, Trustee

May 14, 1996                                   By:      /s/ Thomas G. Bigley
- ------------                                            -------------------------------------------------
Date                                                    Thomas G. Bigley, Trustee


                                           TRUST FOR WILLIAM TALBOTT HILLMAN

May 14, 1996                                   By:      /s/ C.G. Grefenstette
- ------------                                            ---------------------
Date                                                    C.G. Grefenstette, Trustee

May 14, 1996                                   By:      /s/ Thomas G. Bigley
- ------------                                            --------------------
Date                                                    Thomas G. Bigley Trustee

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   43      of    45   Pages
                   -----------                                                                    -------     ---------



                                           HENRY L. HILLMAN TRUST

May 14, 1996                                   By:  /s/ C.G. Grefenstette
- ------------                                       ----------------------------------
Date                                                C.G. Grefenstette, Trustee

                                           WILMINGTON SECURITIES, INC.

May 14, 1996                                   By:  /s/ Darlene Clark
- ------------                                       ----------------------------------
Date                                           Title: Vice President
                                                     --------------------------------


May 14, 1996                               /s/ C.G. Grefenstette
- ------------                               ------------------------------------------
Date                                       C.G. Grefenstette

May 14, 1996                               /s/ Thomas G. Bigley
- ------------                               ------------------------------------------
Date                                       Thomas G. Bigley

May 14, 1996                               /s/ H. Vaughan Blaxter, III
- ------------                               ------------------------------------------
Date                                       H. Vaughan Blaxter, III,
                                           under Power of Attorney for
                                           Henry L. Hillman

May 14, 1996                               /s/ H. Vaughan Blaxter, III
- ------------                               ------------------------------------------
                                           H. Vaughan Blaxter, III,
                                           under Power of Attorney for
                                           Elsie Hilliard Hillman

                                           VENHILL LIMITED PARTNERSHIP

May 14, 1996                                    By:  /s/ Howard B. Hillman
- ------------                                       ----------------------------------
Date                                                Howard B. Hillman, General Partner

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   44      of    45   Pages
                   -----------                                                                    -------     ---------



                                           FIRST CENTURY PARTNERSHIP III

May 14, 1996                                   By:  /s/ Michael J. Myers
- ------------                                       ---------------------------------
Date                                           Title: General Partner

                                           RUXTON CAPITAL GROUP

May 14, 1996                                    By:  /s/ Gary L. Thomas
- ------------                                       ---------------------------------
Date                                            Title: President

                                           USA TELECOMMUNICATIONS, INC.

May 14, 1996                                    By:  /s/ William Collins, Jr.
- ------------                                       ---------------------------------
Date                                            Title: President

                                           COLLINS & CLARKE FIRST PAGE INVESTMENT PARTNERSHIP

May 14, 1996                                    By:  /s/ William L. Collins, III
- ------------                                       ---------------------------------
Date                                            Title: Managing Partner

                                           M & P PARTNERS

May 14, 1996                                     By:  /s/ Wesley McGee
- ------------                                       ---------------------------------
Date                                             Title: General Partner

                                           AMERICAN INFORMATION & COMMUNICATIONS, INC.

May 14, 1996                                      By:  /s/ Michael Gill
- ------------                                       ---------------------------------
Date                                              Title: President

May 14, 1996                               /s/ William L. Collins, III
- ------------                               ------------------------------------------
Date                                       William L. Collins, III

May 14, 1996                               /s/ Robert Quaranta
- ------------                               ------------------------------------------
Date                                       Robert Quaranta

May 14, 1996                               /s/ William L. Welch, Jr.
- ------------                               ------------------------------------------
Date                                       William L. Welch, Jr.

May 14, 1996                               /s/ Steven P. Pennington
- ------------                               ------------------------------------------
Date                                      Steven P. Pennington

                                  SCHEDULE 13D

         CUSIP No. 591647 10 2                                                               Page   45      of    45   Pages
                   -----------                                                                    -------     ---------



                                   SIGNATURES


May 14, 1996                               /s/ Joseph Smith
- ------------                               ----------------------------------
Date                                       Joseph Smith

May 14, 1996                               /s/ Steven C. Marinaro
- ------------                               ----------------------------------
Date                                       Steven C. Marinaro

May 14, 1996                               /s/ Donald M. Clarke
- ------------                               ----------------------------------
Date                                       Donald M. Clarke

May 14, 1996                               /s/ Michael R. Farley
- ------------                               ----------------------------------
Date                                       Michael R. Farley

May 14, 1996                               /s/ John Patrick Collins
- ------------                               ----------------------------------
Date                                       John Patrick Collins

May 14, 1996                               /s/ Steven D. Jacoby
- ------------                               ----------------------------------
Date                                       Steven D. Jacoby

May 14, 1996                               /s/ Wayne N. Schelle
- ------------                               ----------------------------------
Date                                       Wayne N. Schelle

May 14, 1996                               /s/ Gary L. Thomas
- ------------                               ----------------------------------
Date                                       Gary L. Thomas

May 14, 1996                               /s/ Albert Grimes
- ------------                               ----------------------------------
Date                                       Albert Grimes

May 14, 1996                               /s/ Harry L. Brock, Jr.
- ------------                               ----------------------------------
Date                                       Harry L. Brock, Jr.

May 14, 1996                               /s/ Suzanne S. Brock
- ------------                               ----------------------------------
Date                                       Suzanne S. Brock

May 14, 1996                               /s/ Christopher A. Kidd
- ------------                               ----------------------------------
Date                                       Christopher A. Kidd

May 14, 1996                               /s/ Vincent D. Kelly
- ------------                               ----------------------------------
Date                                       Vincent D. Kelly